Exhibit 5.1

October 17, 2008

WHX Corporation
1133 Westchester Avenue
White Plains, NY 10604

Re:	WHX Corporation
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to WHX Corporation, a Delaware corporation (the “Company”), in connection with the filing of its registration statement on Form S-1 (the “Registration Statement”) relating to the registration of the offer and resale of up to 86,309,098 shares (the “Shares”) of the Company’s common stock, par value $.01 per share (“Common Stock”) by the selling stockholder named in the Registration Statement.  This opinion letter is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

We advise you that we have examined originals or copies certified or otherwise identified to our satisfaction of the Registration Statement, the prospectus forming a part thereof (the “Prospectus”), the Amended and Restated Certificate of Incorporation and By-laws, as amended to date, and corporate proceedings of the Company, and such other documents as we have considered appropriate for the purposes of the opinion hereinafter expressed.  We have also reviewed such other matters of law and have examined and have relied upon such corporate documents, certificates, agreements, instruments and records, as we have deemed necessary for the purpose of expressing an opinion as set forth below.  In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals or copies, and the conformity of any copies to the originals. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

On the basis of the foregoing and in reliance thereon and subject to the assumptions, qualification and limitations set forth herein, we advise you that in our opinion the Company was authorized to issue the Shares and such Shares represent fully paid and non-assessable shares of the Company’s Common Stock.

October 17, 2008

We are members of the Bar of the State of New York.  We express no opinion as to the effects of any laws, statutes, regulations or ordinances other than the laws of the State of New York and of the United States of America and the General Corporation Law of the State of Delaware (the “DGCL”).  In rendering our opinion as it relates to the laws of the State of Delaware, we have reviewed the Constitution of the State of Delaware and the DGCL (but not to the extent affected by other, noncorporate law) and reported judicial decisions in the State of Delaware under the DGCL.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to our firm under the caption “Legal Matters” in the Prospectus.  In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

This opinion is being furnished in connection with the offer and resale of the Shares and is not to be used, quoted or otherwise referred to for any other purpose without our prior written consent.  This opinion does not constitute such prior written consent.

Very truly yours,

/s/ OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP